Green Dot Corporation

August 27,2013

By Electronic Mail
Grace Wang
90 Manor Road South
Esher, Surrey, KT10 OQQ

Dear Grace:
The purpose of this letter is to set forth in writing the terms of your offer of employment with Green Dot Corporation (the "Company"). This offer and your employment relationship will be subject to the terms and conditions of this letter.
Your employment with the Company will commence prior to December 1st, 2013 and your title will be Chief Financial Officer, hi this position, you will be reporting directly to Steve Streit. This position is based at the Company's offices in Pasadena, California, but your job duties may require travel as needed.

1.
Compensation. If you decide to accept our offer, your initial salary will be $400,000 on an annualized basis, less applicable withholdings, payable bi-weekly in accordance with the Company's normal payroll practices. Adjustments to salary or other compensation, if any, will be made by the Company in its sole and absolute discretion. This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay.

2.
Executive Officer Incentive Bonus Plan. In addition to your annual salary, you will be eligible to receive an annual bonus of up to 75%, which will be based upon the Company's achievement of earnings and revenue metrics established by the Compensation Committee. This bonus (and any other bonus for which you may become eligible) will be paid out in accordance with the Company's standard bonus practices and policies (including, but not limited to, the requirement mat you be employed by the Company on the date bonuses are paid out to other executive officers.

3.
Stock Options. Subject to the approval of the Company's Board of Directors, you will be granted an option to purchase 100,000 shares of the Company's common stock at an exercise price per share equal to die fair market value of die Company's common stock on the date of grant. This option will be granted under, and subject to the terms and conditions of, the Company's 2010 Stock Plan (the "Plan").

In addition to the above mentioned options, you will also be granted 100,000 restricted stock units (RSU's), which are also subject to the terms and conditions of the Company's 2010 Stock Plan (The "Plan").

4.
Relocation. The Company will cover the costs associated with the actual move of your household and personal effects to Southern California up to a maximum of $150,000 (gross). Please note, any relocation expenses reimbursed or paid on your behalf are not excludable as qualified moving expenses under the Internal Revenue Code will be considered taxable income to you and will be subject to applicable withholding requirements. The total relocation costs paid on your behalf will vest in equal monthly installments during your first twelve (12) months of employment. In the event you voluntarily resign your employment with the Company for any reason whatsoever prior to the completion of your first twelve (12) months of employment, you hereby agree to reimburse the Company any unvested amount in full.

5.
Sign On Bonus. In addition to your annual salary, you will be eligible to receive a one-time sign on bonus of $310,000. This bonus will be paid out in accordance with the Company's standard bonus practices and is subject to all applicable taxes.

6.
Fringe Benefits. You will also be entitled to the standard employment benefit package that is available to all Company employees, which is subject to change. This will include Health, Dental and Vision coverage, plus participation in other plans currently maintained by the Company or which may become available to Company employees from time to time. You are also eligible to accrue three (3) weeks of vacation per year, subject to the Company's vacation policy.

7.
At-Will Employment Relationship. If you accept our offer, your employment with the Company will be "at-will." This means you may resign at any time for any reason. Likewise, the Company may terminate the employment relationship at any time, with or without cause or advance notice. In addition, we reserve the right to modify your position, duties, and reporting relationship as needed and to use discretion in deciding on appropriate discipline. Any change to the at-will employment relationship must be by a specific, written agreement signed by you and die Company's CEO. As a professional courtesy, the Company requests that you provide reasonable notice of any voluntary resignation in order to allow the Company time to transition your duties and responsibilities to other employees.

8.
Conflicts of Interest. During the term of your employment with the Company, you must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. Such work shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during the term of your employment with the Company, as may be determined by the Company in its sole discretion. If the Company believes such a conflict exists during the term of this Agreement, the Company may ask you to choose to discontinue the other work or resign employment with the Company.

9.	Contingencies. Your employment with the Company is conditioned on the following:

•
As an employee of the Company, you will have access to certain confidential Company information, client lists, sales strategies and die like and you may, during the course of your employment, develop certain information or inventions, which will be the property of the Company. To protect the interests of the Company, you will need to sign and abide by the enclosed "Employee Inventions and Confidentiality Agreement" as a condition of your employment.

•
For purposes of federal immigration law, you will be required to show the Company original documents that verify your identity and your legal right to work in the United States (please bring suitable documentation with you on the first day of employment). If such documentation is not provided to us within three business days of your Start Date, our employment relationship with you may be terminated.

•	You must successfully complete a background check.

10.
Entire Agreement. This letter, including the Employee Inventions and Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by you and an authorized officer of the Company.

11.	Choice of Law. This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed by and under the laws of the State of California.
To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and send via fax (626-219-8708), mail, or scanned email.
Sincerely,
/s/ James Koster

James Koster
Senior Vice President, Human Resources

ACCEPTANCE:

I have read the foregoing letter and agree with the terms and conditions of my employment as set forth. I understand and agree that my employment with the Company is at-will.

DATE:	10/22/2013
SIGNATURE:	/s/ Grace Wang
NAME (printed):	Grace Wang